First Kansas Financial Corporation
600 Main Street
Osawatomie, Kansas 66064
Page 1 of 2 pages


                                      Subject:          Fourth Quarter Earnings,
                                                        Dividend Payment and
[LOGO]  FKAN                                            Stock Repurchase
        NASDAQ
        LISTED                        Contact:          Larry V. Bailey
                                                        President
                                                        (913) 755-3033

                                      Date:             January 23, 2002

FOR IMMEDIATE RELEASE
=====================

         Osawatomie, Kansas - - (NASDAQ Small Cap: FKAN) First Kansas Financial Corporation (the "Company"), the parent holding company of First Kansas Federal Savings Bank, Osawatomie, Kansas (the "Bank"), announced its 2001 fiscal year results.

         The Company reported consolidated net income for the fiscal year ended December 31, 2001, of $637,000 or $.64 diluted earnings per share as compared to net income of $1,102,000 or $.96 diluted earnings per share for the year ended December 31, 2000.

         For the three months ended December 31, 2001, consolidated net income was $136,000 or $.14 diluted earnings per share as compared to $265,000 or $.25 diluted earnings per share for the fourth quarter of 2000.

         The Company announced that the Board of Directors had declared a cash dividend of $.05 per share payable on February 15, 2002 to shareholders of record on February 4, 2002.

         The Company also announced today that it intends to initiate a repurchase plan covering up to 5%, or 51,298 shares, of the Company's common stock to be purchased in the open market. The Company currently has 1,025,961 shares of common stock outstanding. Mr. Larry Bailey, President & Chief Executive Officer of the Company, indicated the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock option plan and would also be available for general corporate purposes. The repurchases will be made from time to time in open-market transactions, subject to the availability of shares.

         The Company's stock is traded on the NASDAQ Small Cap Market under the symbol "FKAN".

         The Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products. The Bank attracts deposits from the general public and has historically used such deposits primarily to originate loans secured by first mortgages on owner-occupied one-to-four family residences in its market area and to purchase investment securities.

         Selected financial data follows:

FIRST KANSAS FINANCIAL CORPORATION
Financial Earnings Release
Financial Highlights (Unaudited)
Page 2 of 2 pages

                                                          -----------------------------------------------------
                                                                     Quarter Ended              Year Ended
                                                                     December 31,               December 31,
                                                          -----------------------------------------------------
                                                                                 (IN THOUSANDS)
                                                          -----------------------------------------------------
INCOME STATEMENT DATA                                               2001        2000         2001        2000
---------------------------------------------------------------------------------------------------------------

Total interest income                                              $2,215      $2,560       $9,457     $10,029
Total interest expense                                              1,458       1,594        6,208       6,152
Net interest income                                                   757         966        3,249       3,877
Provision for loan losses                                               0           9           21          36
Gain (loss) on sale of securities                                       0           0         (119)          0
Income before income taxes                                            198         403          963       1,716
Income taxes                                                           62         138          326         614
Net income                                                            136         265          637       1,102
---------------------------------------------------------------------------------------------------------------
Diluted earnings per common share in dollars (1)                    $0.14       $0.25        $0.64       $0.96
Dividends declared per common share                                  0.05        0.05         0.20        0.20
---------------------------------------------------------------------------------------------------------------

                                                                 At or For the Quarter      At or For the Year
OTHER SELECTED DATA  (3)                                          Ended December 31,        Ended December 31,
                                                          -----------------------------------------------------
                                                                   2001          2000         2001        2000
---------------------------------------------------------------------------------------------------------------

Return on average assets                                            0.36%       0.71%        0.42%       0.74%
Return on average equity                                            3.13%       6.04%        3.71%       6.01%
Ratio of interest-earning assets                                  102.44%     107.10%
    to interest-bearing liabilities
Book value per common share (2)                                    $16.77      $15.49
Tangible book value per common share (2)                           $16.72      $15.38

--------------------------------------------------------------------------------
(1) Diluted earnings per share is based on weighted average of shares outstanding, excluding unallocated ESOP shares, and the dilutive effect of potentially issuable common stock.
(2) Book values shown are based upon the shares outstanding at 12/31/00 of 1,137,548 (416,390 in Treasury) and at 12/31/01 of 1,025,961 (527,977 in
     Treasury).
(3) All ratios are based on monthly average balances and are annualized where appropriate.